RSU AWARD AGREEMENT

LSB INDUSTRIES, INC.

2025 LONG-TERM INCENTIVE PLAN

LSB Industries, Inc. (the “Company”) grants to the Participant named below (“you”) the number of Restricted Stock Units (“RSUs”) set forth below (the “Award”), under this RSU Award Agreement (“Agreement”).

Participant:	Mark T. Behrman
Date of Grant:	April 24, 2026
Total Number of RSUs:	706,880
Definition of RSU:

Each RSU makes you eligible to receive 1 share of Common Stock (a “Share”)—or a cash amount equal to the Fair Market Value of 1 Share—in the future upon vesting, in each case subject to the terms of this Agreement.

Plan:	LSB Industries, Inc. 2025 Long-Term Incentive Plan, attached hereto as Exhibit B.
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement.
Employment Agreement:	Employment Agreement between you and the Company, dated December 30, 2018. As used in this Agreement, “Cause,” “Good Reason,” and “Disability” will have the meanings from your Employment Agreement.
Vesting and Payment Terms:	See Exhibit A attached hereto.
Waiver of Retirement Vesting:

By accepting this Award, you are expressly agreeing that the retirement provisions set forth in that certain side letter by and between you and the Company dated February 10, 2026 shall not apply to this Award.

RSU TERMS

1. Grant of RSUs. You must accept the terms of this Agreement within 10 business days after the Agreement is presented to you by returning a signed copy of this Agreement to the Company in accordance with such procedures as the Company may establish from time to time in its sole discretion. The Committee may unilaterally cancel and forfeit all or a portion of the Award if you do not timely accept the terms of this Agreement.

2. Restrictions.

(a) You will have no rights or privileges of a stockholder as to any Shares underlying the RSUs before settlement under Section 6 below (“Settlement”), including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:

(i) you will not be entitled to electronic registration of Shares or delivery of any Share certificates for the RSUs until Settlement (if at all);

(ii) you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge, or otherwise encumber or dispose of the RSUs or any rights under the RSUs before Settlement;

(iii) you will forfeit all of the RSUs and all of your rights under the RSUs will terminate in their entirety on the terms set forth in Section 5below and Section 12(j) below; and

(iv) no Share underlying an RSU will be considered eligible for Settlement until the end of the Restricted Period, defined in Section 3 below, applicable to the RSU.

(b) Any attempt to dispose of the RSUs, any interest in the RSUs, or any Shares in respect of the RSUs in a manner contrary to the terms of this Agreement will be void and of no effect.

3. Restricted Period. The “Restricted Period” is the period beginning on the Date of Grant and ending on the date the RSUs, or such applicable portion of the RSUs, are deemed vested and payable under the terms set forth in Exhibit Aattached hereto.

4. Dividend Equivalents. Each RSU will be credited with any cash and stock dividends paid by the Company in respect of 1 Share (“Dividend Equivalents”). Dividend Equivalents will be accrued by the Company and credited to you and will not bear interest. Dividend Equivalents credited to you and attributable to any particular RSU will be distributed to you in cash (or, if determined by the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents) upon Settlement of the RSU to which the Dividend Equivalent is attributable and, if the RSU is forfeited, you will have no right to such Dividend Equivalent.

5. Forfeiture. If, during the Restricted Period, (a) you incur a Termination of Service (for the avoidance of doubt, which does not otherwise result in the immediate or continued vesting and payment of RSUs), (b) you materially breach this Agreement, or (c) you fail to meet the tax withholding obligations described in Section 8 below, you will immediately and automatically forfeit all of your rights in respect of the RSUs.

6. Settlement of RSUs. Settlement of RSUs under this Agreement will be subject to the following:

(a) The Company will deliver to you 1 Share—or a cash amount equal to the Fair Market Value of 1 Share—for each RSU that has become vested and payable as soon as administratively practicable after the end of the applicable Restricted Period, but in no event later than the 45th day following the end of the Restricted Period, which will be settled in Shares

(b) Any issuance of Shares under the Award may be effected on a non-certificated basis through electronic registration, to the extent not prohibited by Applicable Law.

7. Section 409A; Six Month Delay. The RSUs are intended to be exempt from Section 409A and this Agreement will be administered and interpreted consistently with that intent. Notwithstanding anything herein to the contrary, in the case of a conversion of RSUs and distribution of Shares or payment of cash on account of any Termination of Service (other than death), if you are a “specified employee” as defined in § 1.409A-1(i) of the final regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, your distribution of the number of such Shares or cash (determined after application of the withholding requirements set forth in Section 8 below), plus any dividends payable with respect to such number of Shares or cash, shall not occur until the date which is six months following the date of your Termination of Service (or, if earlier, the date of your death).

8. Taxes. You are hereby advised to consult immediately with your own tax advisor regarding the tax consequences of this Agreement. Unless the Company otherwise consents in writing to an alternative withholding method, the Company, or if applicable, any Subsidiary (for purposes of this Section 8, the term “Company” shall be deemed to include any applicable Subsidiary) shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Award. The Company may, in its sole discretion and prior to the date of conversion, require you upon conversion of RSUs to pay the Company the amount of any taxes that the Company is required to withhold in connection with your income arising with respect to this Award. Such payments shall be required to be made prior to the delivery of any certificate for the Shares or the registration of such Shares in your name. Such payment may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by you to the Company of Shares, which Shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of Shares to be delivered upon Settlement, which Shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). Notwithstanding the foregoing, the Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to you; provided, however, if you are a “specified employee” as defined in § 1.409A-1(i) of the final regulations under Section 409A of the Code who is subject to the six months delay provided for in Section 7 above, the Company shall withhold the number of Shares attributable to the employment taxes on the date of your Termination of Service and withhold the number of Shares attributable to the income taxes on the date which occurs six months following the date of your Termination of Service (or, if earlier, the date of your death).

9. Adjustment. Upon any event described in Articles 11 – 13 of the Plan (and any successor terms) occurring after the Date of Grant, the adjustment terms of such sections will apply to the Award.

10. Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan and have had an opportunity to review the Plan, and, you agree to be bound by the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Agreement will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested solely in the Committee.

11. Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules in effect as of the date of this Agreement, as may be modified to comply with Applicable Laws, and (d) all Applicable Laws.

12. Miscellaneous.

(a) Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time. Any notice required or permitted under this Agreement shall be deemed to be delivered only when actually received by you or the Company, as applicable.

(b) Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between you and the Company with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior agreements, commitments, or negotiations related to the Award are superseded.

(d) Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to the benefit of you and your beneficiaries, executors, administrators, heirs, and successors.

(e) Governing Law; Jurisdiction. You acknowledge and expressly agree to the governing law and jurisdiction terms of Section 15.11 of the Plan (and any successor terms). This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).

(f) Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, adversely affect your rights under the Award.

(g) Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by Applicable Law.

(h) No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and Applicable Law. The value of the RSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit. The grant of the RSUs does not create any right to receive any future awards.

(i) Further Assurances. You must, upon request of the Company, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company to implement this Agreement.

(j) Clawback. You acknowledge and consent to Section 6.13 of the Plan regarding clawbacks, and to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Date of Grant, and any term of Applicable Law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or Applicable Law, without further consideration or action.

(k) Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

13. Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you, to evidence your consent and approval of all the terms hereof, have duly executed this Agreement, as of the Date of Grant.

LSB INDUSTRIES, INC., a Delaware corporation:

/s/ Michael J. Foster

Name: Michael J. Foster

Title: Executive Vice President

PARTICIPANT:

/s/ Mark T. Behrman

Signature

Name: Mark T. Behrman

Title: Chairman and CEO

Exhibit A

Terms Applicable to RSUs

Vesting and Payment of RSUs:

Subject to Accelerated Payment (and Forfeiture) Events for RSUs below, the RSUs will vest and become payable on March 31, 2029 (the “Vesting Date”) as long as you do not have a Termination of Service before the Vesting Date. If the Vesting Date falls on a weekend or a holiday, then the RSUs will become vested and payable on the next following business day. For purposes of this Exhibit A, the “Vesting Period” is the period beginning on the Date of Grant and ending on the Vesting Date.

Accelerated Payment (and Forfeiture) Events for RSUs:

If you hold unvested and outstanding RSUs at your Termination of Service, your RSUs will be treated as follows upon such Termination of Service:

(a)
All outstanding RSUs will be forfeited if, prior to the Vesting Date, (x) you have a Qualifying Separation from Service (as defined below) and (y) the provisions of Section 10(e) of the Employment Agreement apply to that Qualifying Separation from Service (i.e., the Qualifying Separation from Service occurs (i) upon or within 24 months following a Change in Control, (ii) within 90 days before the date a definitive agreement is executed that results in a Change in Control within 180 days after the date the definitive agreement is executed, or (iii) upon or within 180 days after the date a definitive agreement is executed that results in a Change of Control within 180 days after the date the definitive agreement is executed). In the case of (i) above, all RSUs will be forfeited immediately upon the occurrence of the Qualifying Separation from Service, and in the case of (ii) and (iii) above, all RSUs will remain outstanding until, and-be forfeited upon, the Change of Control.
(b)
All outstanding RSUs will vest in full if, prior to the Vesting Date, (x) you have a Qualifying Separation from Service and (y) the provisions of Section 10(e) of the Employment Agreement do not apply to that Qualifying Separation from Service. If that Qualifying Separation from Service occurs more than 24 months after a Change in Control, all outstanding RSUs will vest and become payable immediately, otherwise the RSUs will remain outstanding until they vest pursuant to one of the following:
(i)
if at the time of the Qualifying Separation from Service there is no executed definitive agreement in place relating to a Change in Control nor is a definitive agreement that could result in a Change in Control executed within 90 days after the Qualifying Separation from Service, all outstanding RSUs will vest in full upon the 90th day after the Qualifying Separation from Service, and
(ii)
if a definitive agreement that could result in a Change in Control is executed within 90 days after the Qualifying Separation from Service or the Qualifying Separation from Service occurs upon or within 180 days after the date such a definitive agreement is executed, and there is no Change of Control within 180 days after the definitive agreement is executed, all outstanding RSUs will vest in full upon the 180th day after a definitive agreement is executed.
(c)
If prior to the Vesting Date, you have a Termination of Service due to your Total and Permanent Disability or death and such Termination of Service occurs on or after a Change of Control, all outstanding RSUs will immediately vest; if such Termination of Service occurs prior to a Change of Control, a pro-rata portion of the outstanding RSUs will vest upon such Termination of Service (calculated by multiplying the number of RSUs by a fraction, the numerator of which is the number of days that have elapsed from the Date of Grant and denominator of which is the number of days in the Vesting Period), and the balance of the RSUs will be forfeited.

“Qualifying Separation from Service” means a Termination of Service (i) by the Company without Cause (including a notice of non-renewal of your Employment Agreement by the Company) or (ii) by you for Good Reason.